NEWS RELEASE
Contact: Troy D. Cook
Executive Vice President &
Chief Financial Officer
913-327-3109

NPC International, Inc. Reports First Fiscal Quarter

2009 Results

OVERLAND PARK, KANSAS, (MAY 15, 2009) - NPC International, Inc. (the “Company” or “NPC”), today reported results for its first fiscal quarter ended March 31, 2009.

FIRST QUARTER HIGHLIGHTS:

•	Comparable store sales from continuing operations declined -5.0% rolling over an increase of +0.4% last year.
•	Non-GAAP Adjusted EBITDA from continuing operations (reconciliation attached) of $29.8MM exceeded the prior year by $8.6MM or 40.3%.
•	Non-GAAP Adjusted EBITDA (reconciliation attached) of $30.0MM exceeded the prior year by $5.1MM or 20.5%.
•	Income from continuing operations of $6.0MM was recorded for an increase of $3.2MM from last year.
•	Net income of $6.0MM was recorded for an increase of $1.8MM from last year.
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The Company acquired 105 Pizza Hut units for $32.8MM and sold 42 units for $19.5MM during the quarter in three transactions with Pizza Hut, Inc. (PHI). These acquisitions were funded with proceeds from the sale of units and borrowings on the revolving credit facility which were repaid by quarter end.

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Debt declined $3.0MM from fiscal year end to $450.8MM at the end of the first quarter and our Leverage Ratio declined to 3.82X Consolidated EBITDA, as defined in our Credit Agreement, from 3.92X at fiscal year end.

Non-GAAP Adjusted EBITDA is sometimes referred to in this release as EBITDA.

The Company’s quarterly financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations are set forth in the Company’s Form 10-Q for the quarter ended March 31, 2009 filed with the SEC which can be accessed at www.sec.gov.

NPC’s President and CEO Jim Schwartz said, “We are pleased to report that our Leverage Ratio and borrowing levels declined during the quarter despite investing $13.3 million in net acquisition and divestiture activity this quarter. Specifically, we reduced debt by $3.0 million from fiscal year end to $450.8 million and stepped down our Leverage Ratio from 3.92X to 3.82X at the end of the quarter due to continued strong cash flow generation and the completion of credit accretive acquisitions.

However, this quarter was especially challenging for us as we struggled to connect with and activate the consumer. As a result, our comparable store sales declined 5.0% for the quarter. We have a long and proud history of comparable store sales growth at NPC as this marks only the fourth quarter in the last 43 quarters that we have reported a comparable store sales decline. Obviously we take this challenge seriously and we are fully committed to working with the leadership team at Pizza Hut to return NPC and our brand to positive comparable store sales territory during these exceptionally difficult economic times.

Commodity pressure lessened on a year-over-year basis during the first quarter as we began to lap the excessive significant commodity inflation from the same period last year. We were pleased to post a 40.3% increase in EBITDA from continuing operations due to the newly increased scale and leverage of our operations as demonstrated by our 39.3% increase in net product sales over last year. This result is especially satisfying because it was achieved despite the operating inefficiencies caused by our significant acquisition activity during the last two quarters, the associated acquisition expenses incurred and weak top line sales.

Our teams did an excellent job of assimilating an additional 105 units during the quarter bringing our total acquired store count to 393 Pizza Hut units since the end of the third quarter of 2008. In addition, we sold another 42 units to Pizza Hut, Inc (“PHI”) during the quarter completing our sale of 112 units over the last two quarters to PHI. We are excited about the prospects for these newly acquired markets and look forward to their contributions to NPC’s legacy of operational excellence and customer service.

Looking forward, we expect to continue to experience a very challenging sales environment due to the anticipated continued negative effect of the recession on consumer spending and our category. More immediately, based upon the preliminary results of our second fiscal quarter to date we expect that our comparable store sales results will be more negative than our first quarter result as we lap the successful launch of Tuscani Pasta which resulted in 7.2% comparable store sales growth in the second quarter of last year. Sales comparisons will remain challenging for us until our fourth fiscal quarter when we begin to lap easier comparisons caused by the initial effects of the recession and soft consumer demand in the fourth quarter of 2008.

Partially offsetting this top line softness has been the easing of commodity prices from their record levels of last year. We currently expect to continue to benefit from lower commodity prices for the balance of fiscal 2009 as well as the leverage created by our recent acquisitions which should help compensate for anticipated continued soft consumer demand. We remain very optimistic that we will weather this reduction in consumer spending and improve the leverage and credit profile of our business during this fiscal year through strong free cash flow generation and the continued successful assimilation of our recent acquisitions.”

First quarter income from continuing operations was $6.0 million compared to $2.9 million for the same period last year. This increase was due to increased net product sales and fees and other income, lower product ingredient costs and lower interest expense. These favorable variances were partially offset by higher costs in the acquired stores including direct labor cost, and increased other restaurant operating expenses largely due to a higher cost structure (higher royalty expense, higher depreciation expense, among other items). Also offsetting the favorable variances was increased general and administrative expenses associated with increased direct field supervisory personnel and related costs in support of the acquired unit operations, as well as acquisition assimilation and training costs incurred and increased income tax expense.

We recorded net income for the quarter of $6.0 million compared to net income of $4.2 million for the first fiscal quarter of 2008. We incurred a loss from discontinued operations, net of taxes, of $0.1 million compared to income of $1.3 million last year during the first quarter.

Net product sales for the first quarter were $222.4 million, for an increase of $62.7 million or 39.3% compared to the same period last year due to an increase of 45.5% in equivalent units resulting mostly from the acquisition of 288 stores in the fourth quarter of 2008, the acquisition of 55 stores on January 20, 2009 and 50 stores on February 17, 2009. This increase was partially offset by a 5.0% decline in comparable store sales compared to an increase of 0.4% during the same period of the prior year.

Fees and other income were $10.0 million during the quarter, an increase of $4.8 million over last year. This increase was largely due to a higher mix of delivery transactions in the acquired stores than our comparable operations and increased delivery charges largely taken in the third quarter of the prior year to partially compensate for the federal minimum wage increase effective July 2008.

Non-GAAP Adjusted EBITDA (reconciliation attached) from continuing operations for the first fiscal quarter was $29.8 million which was $8.6 million or 40.3% greater than last year. This increase is attributable to increases in net product sales and fees and other income, which were partially offset by increases in general and administrative expenses, including acquisition training costs of $0.3 million associated with the significant acquisition activity during the quarter. Non-GAAP Adjusted EBITDA including the effect of discontinued operations was $30.0 million, which was $5.1 million or 20.5% greater than last year.

CONFERENCE CALL INFORMATION:

The Company’s First Quarter Earnings conference call will be held May 18, 2009 at 9:00 a.m. CDT. You can access this call by dialing 800-901-5248. The international number is 617-786-4512. The access code for the call is 12587212.

Go to www.npcinternational.com and click on the Thomson Financial logo in the investor information section or go to www.earnings.com.

For those unable to participate live, a replay of the call will be available until May 25, 2009 by dialing 888-286-8010 (toll free in the U.S.) or by dialing international at 617-801-6888. The access code for the replay is 85299360.

A replay of the call is also available at the Company’s website at www.npcinternational.com.

NPC International, Inc. is the world’s largest Pizza Hut franchisee and currently operates 1,157 Pizza Hut restaurants and delivery units in 28 states.

For more complete information regarding the Company’s financial position and results of operations, investors are encouraged to review the Company’s annual financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations, incorporated into the Company’s Form 10-Q which can be accessed at www.sec.gov.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this news release that do not relate to historical or current facts constitute forward-looking statements. These include statements regarding NPC's or management's intentions, expectations, or predictions of future performance. Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct. NPC’s actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including lower than anticipated consumer discretionary spending; continued deterioration in general economic conditions; the ability of NPC to successfully integrate the recently acquired Pizza Hut units with its existing operations; competition in the quick service restaurant market; adverse changes in food, labor and other costs; price inflation or deflation; and other factors. These risks and other risks are described in NPC’s filings with the Securities and Exchange Commission, including NPC’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained by contacting NPC. All forward-looking statements made in this news release are made as of the date hereof. NPC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. Investors are cautioned not to place undue reliance on any forward-looking statements.

NPC INTERNATIONAL, INC.

Consolidated Statements of Income

(Dollars in thousands)

(Unaudited)

	13 Weeks	% Net	13 Weeks	% Net
	ended	Product	ended	Product
	March 31, 2009	Sales	March 25, 2008	Sales

Net product sales	$222,360	100.0%	$159,658	100.0%
Fees and other income	9,981	4.5%	5,182	3.2%
Total net sales	232,341	104.5%	164,840	103.2%

Cost of sales	59,530	26.8%	44,590	27.9%
Direct labor	66,425	29.9%	45,402	28.4%
Other restaurant operating expenses	74,156	33.3%	50,407	31.6%
General and administrative expenses	12,678	5.7%	9,531	6.0%
Corporate depreciation and amortization of intangibles	2,922	1.3%	2,440	1.5%
Other	642	0.3%	110	0.1%
Total costs and expenses	216,353	97.3%	152,480	95.5%
Operating Income	15,988	7.2%	12,360	7.7%

Interest expense	(7,924)	-3.6%	(8,574)	-5.4%
Income before income taxes	8,064	3.6%	3,786	2.4%
Income tax expense	2,042	0.9%	916	0.6%

Income from continuing operations	6,022	2.7%	2,870	1.8%
(Loss) Income from discontinued operations	(59)	0.0%	1,334	0.8%
Net (loss) income	$5,963	2.7%	$4,204	2.6%

Capital expenditures	$7,203		$9,747
Cash rent expense from continuing operations	$12,443		$8,455

NPC INTERNATIONAL, INC.

Reconciliation of Net Income to Non-GAAP Adjusted EBITDA(1)

(in thousands)

(Unaudited)

	Thirteen Weeks Ending
	March 31, 2009	March 25, 2008

Net Income from continuing operations	$6,022	$2,870
Adjustments:
Interest expense	7,924	8,574
Income tax expense	2,042	916
Depreciation and amortization	12,954	8,289
Net facility impairment charges	151	105
Pre-opening expenses and other	724	501
Adjusted EBITDA from continuing operations	29,817	21,255
Adjusted EBITDA from discontinued operations	142	3,617
Non-GAAP Adjusted EBITDA	$29,959	$24,872

(1) The Company defines Non-GAAP Adjusted EBITDA as consolidated net income plus interest, income taxes, depreciation and amortization, facility impairment charges and pre-opening expenses. Non-GAAP Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. Non-GAAP Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation from, or as a substitute for analysis of, the Company’s financial information reported under generally accepted accounting principles. Non-GAAP Adjusted EBITDA does not reflect cash outlays for capital expenditures or future contractual commitments; changes in, or cash requirements for, working capital; interest expense, or the cash requirements necessary to service interest or principal payments on indebtedness; or income tax expense or the cash necessary to pay income taxes. Because of these limitations, Non-GAAP Adjusted EBITDA should not be considered as a measure of discretionary cash available to invest in business growth or reduce indebtedness. Non-GAAP Adjusted EBITDA as defined above may not be similar to EBITDA measures of other companies. The Company has included Non-GAAP Adjusted EBITDA as a supplemental disclosure because management believes that Non-GAAP Adjusted EBITDA provides investors a helpful measure for comparing the Company’s operating performance with the performance of other companies that have different financing and capital structures or tax rates. Management also uses Non-GAAP Adjusted EBITDA as one measure of operating performance, to assess compliance with financial ratios and covenants included in credit facilities and to evaluate potential acquisitions and dispositions. Set forth above is a reconciliation of net income to Non-GAAP Adjusted EBITDA.

7300 W 129th St.

Overland Park, KS 66213